Exhibit 99.1

PROSPECTUS SUPPLEMENT SUMMARY

Coinstar, Inc.

We are the leader in the self-service coin-counting services market. We own and operate the only multi-national fully automated network of self-service coin-counting machines across the United States, in Canada and in the United Kingdom. Following our July 2004 acquisition of ACMI, we believe we are the leading owner and operator in the United States of skill-crane machines and bulk vending machines. We also own and operate kiddie rides and video games. We refer to these services collectively as entertainment services. We provide our entertainment services to consumers in mass merchandisers, supermarkets, warehouse clubs, restaurants, entertainment centers, truck stops and other distribution channels. We also offer a range of electronic payment (“e-payment”) services such as stored value cards, payroll cards, prepaid MasterCard® cards and prepaid wireless products at point-of-sale terminals, stand-alone e-payment kiosks and e-payment enabled coin-counting machines in drugstores, universities, shopping malls, supermarkets and convenience stores in the United States and the United Kingdom.

We launched our business in North America with the installation of the first Coinstar coin-counting machine in the early 1990s, and in 2001 we began our commercial rollout of coin services in the United Kingdom. Since inception, our coin-counting machines have counted and processed an estimated 175 billion coins worth more than $10.0 billion in more than 290 million self-service coin-counting transactions. We now own and operate more than 11,700 coin-counting machines in the United States, Canada and United Kingdom and more than 167,000 entertainment services machines in the United States and Mexico. We also utilize more than 15,000 point-of-sale terminals and own and operate approximately 150 stand-alone e-payment kiosks for e-payment services in the United States and the United Kingdom. In addition, approximately 2,450 of our 11,700 coin-counting machines are e-payment enabled.

Our acquisition of ACMI and the continued growth of our e-payment services has significantly broadened our base of existing and potential retail partners and the depth and reach of our sales and field service forces, thereby greatly expanding the opportunity to cross-sell our coin, entertainment and e-payment services. For example, we can now offer entertainment services to traditionally coin services-only retail partners, such as supermarkets, and offer coin services to traditionally entertainment services-only retailers, such as mass merchandisers and warehouse clubs. We also believe we have expanded opportunities to cross-sell our e-payment services. We now have more than 1,200 field service employees throughout the United States and internationally, which have expanded our geographic reach to develop and maintain strong relationships with new and existing retail partners. With the combination of coin, entertainment and e-payment services, we are positioned as a single-source supplier for retailers to capitalize on their front-of-store space, an area that generally has not been managed to optimize revenue per square foot.

Coin services

We estimate that at any one time, there is approximately $10.5 billion worth of coin sitting idle in households in the United States. In 2003, consumers processed more than $2.0 billion worth of coin through our coin-counting machines.

We own and service all of our coin-counting machines, providing a “turn-key, headache-free” service to retailers. Our machines are easy to use, highly accurate, durable, easy to service and capable of processing up to 600 coins per minute. Consumers feed loose change into the machines, which count the change and then dispense vouchers or, in some cases, issue e-payment products, at the consumer’s election. Each voucher lists the dollar value of coins counted, less our transaction fee, which is typically 8.9% of the value of each transaction. Our patented, proprietary technology helps us to maintain high up-time, remotely monitor performance and minimize the potential for losses associated with voucher fraud.

Since we pay a percentage of our transaction fees to our retail partners, our coin services benefit our retail partners by providing an additional source of revenue. In addition, our studies show that our coin services increase foot traffic in our retail partners’ stores and that approximately 45% of our customers spend all or a part of the proceeds of their vouchers in the store. Our leading coin services retail partners include The Kroger Co. and Albertson’s, Inc. supermarket chains.

Entertainment services

We estimate that the market for our entertainment services is approximately $1.1 billion in the United States. We believe we are the leading owner and operator of skill-crane and bulk vending machines in the United States.

Our entertainment services machines consist primarily of skill-crane machines, bulk vending, kiddie rides and video games, which are installed in more than 18,000 retail locations, totaling more than 167,000 pieces of equipment. The majority of our entertainment services revenue is derived from skill-crane machines that dispense plush toys, novelties and other items. For each play, customers maneuver the skill-crane into position and attempt to retrieve the desired item in the machine’s enclosed display area before play is ended. We utilize appealing displays of quality merchandise, new product introductions and other merchandising techniques to attract new and repeat customers. Our leading entertainment services partners include Wal-Mart, Inc. and Denny’s Corporation.

Since we pay our retail partners a portion of the fee per play, our entertainment services machines, like our coin-counting machines, provide an additional revenue stream for our retail partners. In addition, our entertainment services machines add an element of entertainment for consumers. As with our coin services business, we own and service all of our entertainment machines, providing a convenient service to retailers.

E-payment services

We estimate that the e-payment services market is approximately $1.3 billion in the United States. We offer e-payment services, including loading prepaid wireless accounts, reloading prepaid MasterCard® cards and prepaid phone cards and providing payroll card services. We believe these and other e-payment services represent a significant growth opportunity for us. We offer various e-payment services through point-of-sale terminals, stand-alone e-payment kiosks and e-payment enabled coin-counting machines in supermarkets, drugstores, universities, shopping malls and convenience stores. These services provide an easy way for consumers to perform a variety of useful transactions without having to obtain a bank account or credit card. Our key e-payment services partners include the Albertson’s, Inc. supermarket chain and the Walgreens Co. and CVS Corporation drug stores.

We generate revenue for ourselves and pay our retail partners a fee through our commissions earned on the sales of e-payment services. We have relationships with national wireless carriers, such as Sprint, Verizon, T-Mobile, Virgin Mobile and Cingular/AT&T Wireless. As part of our strategy to increase our e-payment services business, which is still in an early stage, we have acquired two regional e-payment businesses, CellCards of Illinois L.L.C. and the assets of Telesouth, Inc. in the last year.

Competitive strengths

We believe our key competitive strengths are:

Market leadership. We are the market leader in the self-service coin-counting services market and we believe we are the leader in the skill-crane and bulk vending markets. We own and operate the only multi-national fully automated network of self-service coin-counting machines in the United States, Canada and the United Kingdom. To date, we have installed more than 11,700 of our coin-counting machines in those countries, which account for approximately 85% of the installed base in those markets. Currently, we estimate that 75% of the US population lives within five miles of one of our coin-counting machines. We estimate that there is $10.5 billion worth of coin sitting idle in US households alone. Our coin-counting machines provide consumers with a convenient and reliable means of converting loose coins into cash. In addition, we believe we are the leading owner and operator of skill-crane and bulk vending machines in the United States, with more than 167,000 pieces of equipment installed in more than 18,000 retail locations.

Profitable, turn-key solutions for our retail partners. We own, operate and maintain all of our machines and provide our retail partners with low maintenance, turn-key solutions and revenue-generating services. In addition, our array of services allows retailers to work with a single source provider for key front-of-store needs. Our studies show that our coin-counting machines increase foot traffic to host stores, and that approximately 45% of customers spend all or a part of the proceeds of their vouchers in the retail partner’s store. Retail partners also receive a portion of our revenues from our coin, entertainment and e-payment services transaction fees. We believe that these sources of revenue are very attractive to retailers. For example, our self-service coin-counting machines and skill-crane machines generate five to eight times the supermarket average for profitability per square foot, among the most profitable in a supermarket, compared to the supermarket average reported in a recent independent survey.

Differentiating, patented coin services technology. We believe that our proprietary technology sets us apart from our competitors. We have 58 US and foreign patents covering various aspects of our coin services business, including our networked coin-counting machines, coin-cleaning technology and voucher security features. Our coin-counting machines have a multi-step coin-cleaning process to remove debris, which helps prevent our equipment from becoming jammed. Our network allows our field service team to remotely monitor each individual coin-counting machine, thereby allowing us to optimize pickup of coins for maximum efficiency and perform maintenance on a cost-effective basis. These proprietary features allowed us to achieve availability rates on our coin-counting machines of approximately 95% in 2003, which underscores our reputation for providing reliable service. Our vouchers are encrypted using our proprietary technology to minimize the potential for losses associated with voucher fraud. We believe that the combination of our proprietary technology and reliable machine performance results in a preference for our services compared to our competitors.

Barriers to entry. We believe that our proprietary network of coin-counting machines, combined with our wide geographic reach and existing relationships with our coin and entertainment services retail partners, would require a substantial investment of time and resources for other companies to enter the market and compete effectively against us in the self-service coin-counting and entertainment services markets. In the last 11 years, we have invested more than $275 million in capital equipment and research and development to build our coin-counting network, and believe that this investment represents a significant competitive barrier to entry. The scale and size of our entertainment services operations allows us to achieve better economies of scale and provide higher quality merchandise in our machines, which we believe increases usage, resulting in higher revenues for us and our retail partners. We believe that any potential competitors in the skill-crane and bulk vending markets would need to invest significant capital and secure relationships with large scale retailers in order to challenge our leadership in those markets. In addition, we believe that our existing relationships with retail partners, and a broad range of product offerings in our e-payment business gives us a competitive edge in the e-payment services space.

Consistent and diversified revenue streams and stable operating cash flow. Our revenues and cash flows have increased each year for the last six years. Our diversified revenue streams are mainly driven by the service fees we charge our customers and the size and number of customer transactions. For example, in our coin services business, the average transaction value over the last four years has remained stable at approximately $36, while the annual number of transactions has grown from 35 million in 2000 to an estimated 54 million in 2004. A large proportion of our costs are variable, which allows us to maintain stable operating cash flows while responding to changes in the business.

Key growth strategies

Key elements of our growth strategy include:

Drive trial and repeat usage. We have undertaken extensive marketing campaigns, machine upgrades and service enhancements to increase consumer awareness of our coin-counting service and to drive trial and repeat usage. Based on a 2004 survey by NFO WorldGroup that we commissioned, approximately 22% of households have tried our coin-counting service. In the entertainment services market, we believe that trial and repeat usage is driven by effective merchandising. In order to drive usage at our entertainment services machines, we offer quality products and frequently rotate the products in our machines to feature different themes and holidays.

Cross-sell across existing retail relationships. Our acquisition of ACMI has created an opportunity for our businesses to benefit from our respective existing retailer relationships. While we have focused our coin-counting machine placement within supermarkets, our entertainment services are placed predominantly with mass merchandisers, restaurants, warehouse clubs, bingo halls and truck stops. Consequently, we believe that there are opportunities to sell our coin-counting services into channels of distribution where our entertainment business is strong, and vice versa. We also believe that we have the potential to sell our e-payment services through these channels of distribution. We believe that retailers favor partnerships with fewer vendors of services such as ours, and that this preference will allow us to leverage our relationships with existing retail partners to place additional machines and to introduce additional e-payment services. Furthermore, the acquisition of ACMI and its large field service organization allows us to offer retailers the opportunity to work with a single-source nationwide provider for key front-of-store services.

Grow our installed base of machines. We plan to continue to expand our presence in North America and abroad. Because of our growing platform of products, enhanced services and nationwide field services organization, we have the ability to expand our services into numerous retailers, including supermarkets, drugstores, mass merchandisers, restaurants and convenience store chains, as well as other diversified and emerging channels such as banks and dollar stores. In addition, we believe we will have the benefit of expanding our installed base to the extent that our retail partners continue to grow their own businesses. We also believe we can extend our platform to countries outside the United States, including to countries in Europe, Latin America and Asia.

Leverage our network through new product initiatives and develop new markets. Our relationships with leading supermarket, mass merchandising and restaurant chains and our installed base of networked coin-counting machines form a strategic platform from which we intend to launch new product initiatives, such as e-payment services. In addition, we greatly expanded our geographic reach with the ACMI acquisition, thereby increasing the number of retail partners and geographic areas in which we may install our machines. We have rolled out our prepaid wireless and prepaid MasterCard® card services to consumers and are currently offering these services through approximately 150 stand-alone e-payment kiosks and approximately 2,450 e-payment enabled coin-counting machines. In addition, we utilize approximately 15,000 point-of-sale terminals that offer e-payment services throughout the

United States. We will continue to look for opportunities to grow both our e-payment geographic reach as well as the number of services we offer. We envision the Coinstar unit as the touch-point for a range of consumer products and services and plan to continue testing various concepts, including gift cards, through our coin-counting machines.

Grow through acquisitions. We continue to explore opportunities to acquire companies and assets in order to strengthen our position in existing markets and to add complementary products and services to offer to both our retail partners and consumers. Future acquisitions may enable us to further leverage our fixed expenses, improve margins and expand the geographic reach of our services. However, we have no binding obligations with respect to any acquisitions at this time.

ACMI acquisition

In July 2004, we added our entertainment services business to our historical coin services and e-payment services businesses through the acquisition of ACMI for $235.0 million in cash. On a pro forma basis, the ACMI entertainment services business would have accounted for 53% and 55% of our total revenues for 2003 and the six months ended June 30, 2004, respectively. For the quarter ended September 30, 2004, the entertainment services business accounted for 50% of our total revenue. The ACMI entertainment services business was included in our results of operations for the period from July 7, 2004 to September 30, 2004.

The entertainment services business has a different business model from our coin-counting services business. For example, the direct operating expenses of the entertainment services business are substantially higher than for our historical coin-counting business, principally due to the costs of inventory required to support the skill-crane and bulk vending machine businesses and the relatively larger transportation and service support required for the installed base of entertainment machines. These direct operating expenses are partially offset by lower sales and marketing, research and development and depreciation expenses as a percentage of revenue. When these two business models were combined, we achieved a lower blended operating margin for the three months ended September 30, 2004 compared to the historical coin business operating margins. Our objective is to grow both our entertainment services and historical businesses while keeping expenses relatively constant, rather than to achieve cost-synergies and savings. As a result, we expect our future operating margins to fluctuate on a quarterly and annual basis as a function of the mix of our coin-counting, e-payment and entertainment services revenues.

We financed the acquisition of ACMI through a new $310.0 million senior secured credit facility, consisting of a $250.0 million term loan and a $60.0 million revolving credit line. As of September 30, 2004, we had $249.4 million of debt outstanding under the term loan and had not drawn on the revolving credit facility. The credit facility bears interest at variable rates and contains customary financial covenants, ratios and tests. In addition, the credit facility contains negative covenants that, among other things, restrict our ability to make capital expenditures, incur future indebtedness, acquire businesses or enter into capital leasing arrangements.

We are headquartered in Bellevue, Washington, where we maintain most of our sales, marketing, research and development, testing and customer service operations and administration. In addition, our main entertainment and e-payment services offices are located in Louisville, Colorado, Des Plaines, Illinois and Knoxville, Tennessee. As of September 30, 2004, we had 1,571 employees. We were incorporated in Delaware on October 12, 1993.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statement of operations data for each of the fiscal years ended December 31, 2001, 2002 and 2003 is derived from our audited consolidated financial statements and notes incorporated by reference in this prospectus supplement. The summary consolidated statement of operations data for each of the nine-month periods ended September 30, 2003 and September 30, 2004 and the consolidated balance sheet data at September 30, 2004, are derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. The unaudited consolidated statement of operations data and balance sheet data include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and the results of operations for these periods. Operating results for the nine-month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004 or for any other future period. You should read the summary consolidated financial information provided below in conjunction with “Use of proceeds” included elsewhere in this prospectus supplement and the consolidated financial statements, the related notes, other financial information and our “Management’s discussion and analysis of financial condition and results of operations” incorporated by reference in this prospectus supplement.

Statement of operations data

	Fiscal year ended December 31,			Nine months ended Sept. 30,	Nine months ended Sept. 30,
(in thousands, except per share data)	2001	2002	2003	2003	2004
Revenue	$129,352	$155,675	$176,136	$129,770	$197,307

Expenses:
Direct operating	59,326	69,451	78,586	57,683	113,248
Sales and marketing	11,039	10,689	13,215	7,954	8,358
Research and development	4,162	4,997	5,772	4,383	4,407
General and administrative	19,140	19,061	19,344	14,966	18,052
Depreciation and other	26,349	25,810	27,006	19,761	25,186
Amortization of intangible assets	—	—	138	101	1,021

Income from operations	9,336	25,667	32,075	24,922	27,035

Other income (expense):
Interest income and other, net	707	309	263	222	320
Interest expense	(8,302)	(3,710)	(1,210)	(994)	(3,165)
Early retirement of debt	—	(6,308)	—	—	—

Income from continuing operations before income taxes	1,741	15,958	31,128	24,150	24,190
Income taxes	—	42,555	(11,573)	(9,025)	(8,373)

Income from continuing operations	1,741	58,513	19,555	15,125	15,817

Discontinued operations:
Loss from discontinued operations	(9,127)	—	—	—	—

Net income (loss)	$(7,386)	$58,513	$19,555	$15,125	$15,817

Net income (loss) per share:
Basic:
Continuing operations	$0.08	$2.68	$0.91	$0.70	$0.74
Discontinued operations	(0.43)	—	—	—	—

Net income (loss) per share	$(0.35)	$2.68	$0.91	$0.70	$0.74

Diluted:
Continuing operations	$0.08	$2.58	$0.90	$0.69	$0.73
Discontinued operations	(0.42)	—	—	—	—

Net income (loss) per share	$(0.34)	$2.58	$0.90	$0.69	$0.73

The consolidated balance sheet data below sets forth certain balance sheet items at September 30, 2004 on (i) an actual basis, (ii) an as adjusted basis to give effect to the receipt of the net proceeds by us of the sale of 3,000,000 shares of common stock in this offering, after deducting the estimated underwriting discounts and estimated offering expenses payable by us (except as otherwise described in the footnotes) and the assumed application of $38.2 million of the net proceeds in repayment of our indebtedness, together with the related write-off of deferred financing fees, net of tax, of $400,000 associated with this repayment.

Consolidated balance sheet data	As of September 30, 2004
(in thousands)	Actual	As adjusted

Cash and cash equivalents(1)	$45,584	$83,818
Cash being processed(2)	$53,784	$53,784
Total assets	$476,240	$514,074
Total debt and capital lease obligations, including current portion	$252,355	$214,121
Total stockholders’ equity	$135,241	$211,309

(1) A significant portion of this cash and cash equivalents balance is unavailable for immediate cash requirements as it represents coin residing in our coin-counting machines that have not yet been picked up, processed and deposited by our third-party service providers.

(2) Cash being processed represents coin residing in our coin-counting or entertainment machines or being processed by third-party carriers, which we are specifically obligated to use to settle our accrued liabilities payable to retailers.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus supplement and the accompanying base prospectus, including our financial statements, the pro forma financial statements and their respective related notes included and incorporated by reference into this prospectus supplement and the accompanying base prospectus. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually materialize, our business, results of operations and financial condition would suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward looking statements and our actual results may differ substantially from those discussed in these forward looking statements.

We have substantial indebtedness as a result of our acquisition of ACMI.

On July 7, 2004, we acquired ACMI for $235.0 million in cash. To finance the acquisition, we entered into a senior secured credit facility funded by a syndicate of lenders led by JPMorgan Chase Bank and Lehman Brothers Inc. The credit agreement provides for advances totaling up to $310.0 million, consisting of a $60.0 million revolving credit facility and a $250.0 million term loan facility. The credit facility bears interest at variable rates pegged to prevailing interest rates. As a result, our operating results are exposed to risks of fluctuations in interest rates. Loans made pursuant to the credit agreement are secured by a first security interest in substantially all of our assets and the assets of our subsidiaries, as well as a pledge of our subsidiaries’ capital stock. The credit facility matures on July 7, 2011. This debt financing may limit our ability to effect future financings or may negatively impact our business, financial condition, results of operations and growth. Substantial financial leverage poses the risk that we may not be able to generate sufficient cash flow to service the indebtedness, or to adequately fund our operations. We may be unable to increase our revenue and leverage the acquisition of ACMI to achieve sufficient cash flow to meet our debt service obligations. Moreover, the credit agreement governing our indebtedness contains financial and other covenants that could impair our flexibility and restrict our ability to pursue growth opportunities. The credit agreement contains negative covenants and restrictions on actions by us including, without limitation, restrictions on certain common stock repurchases, liens, investments, capital expenditures, indebtedness, restricted payments including cash payments of dividends, and fundamental changes or dispositions of our assets. In addition, the credit agreement requires that we meet certain financial covenants, ratios and tests, including maintaining a maximum consolidated leverage ratio and a minimum interest coverage ratio, all as defined in the credit agreement. If the covenants are not met, our lenders would be entitled, under certain circumstances, to declare such indebtedness immediately due and payable.

We only recently acquired ACMI, and have limited experience in operating this business. If ACMI’s entertainment services business does not meet our performance expectations, our business and financial condition could be materially and adversely affected.

We completed our acquisition of ACMI on July 7, 2004, and have included its operations in our financial results since that date. As a result of ACMI’s relatively higher operating expenses, and the fact that acquisition-related charges, including the amortization of intangibles and financing fees, appear for the first time in the third quarter of 2004 and the non-recurring charge for the step-up of inventory resulting from the acquisition was recorded in that period, our blended operating margins were 11.9% in the third quarter of 2004, compared to 14.8% in the last quarter prior to the ACMI acquisition. We expect our future operating margins to fluctuate on a quarterly and annual basis as a function of our coin-counting, e-payment and entertainment services revenues. In addition, as a result of the ACMI acquisition, we are now required to maintain inventory of consumer products to support our skill-crane and bulk vending machine businesses. As of September 30, 2004, we carried $23.2 million of inventory on our balance sheet, approximately 87% of which is attributable to the entertainment business. While we will regularly evaluate the carrying value of this inventory and establish reserves for obsolete inventory, our experience in evaluating this inventory is limited. If we determine that the value of our inventory has become impaired, we may be required to take substantial write-downs, which would be charged to direct operating expenses. Because we have limited experience in operating our entertainment services business, there may be other expenses or liabilities associated with this business that we are not aware of, or we may not be able to achieve the operating results for the entertainment services business in line with ACMI’s historical results or our expectations. For any of the foregoing reasons, we may not achieve the strategic and financial objectives of the ACMI acquisition, and our failure to do so could materially and adversely affect our businesses, operating results and financial condition.

The termination, non-renewal or renegotiation on materially adverse terms of our contracts with any one or more of our significant retail partners could seriously harm our business, financial condition and results of operations.

We derive substantially all of our revenue from two sources: coin-counting units installed in high traffic supermarkets and entertainment services units installed in supermarkets, mass merchandisers, restaurants, bowling centers, truckstops, warehouse clubs and similar locations. The success of our business depends in large part on our ability to maintain relationships with our existing retail partners in locations where we can operate profitably. For example, for the three month period ended September 30, 2004, Wal-Mart, Inc. and the Kroger Company accounted for approximately 24% and 11% of our consolidated revenue, respectively. If we are unable to persuade existing retail partners that our coin and entertainment services provide direct and indirect benefits that are superior to or competitive with other systems (including coin-counting systems which the retail partners could operate themselves or through a third party) or alternative potential uses of the floor space that our units occupy, we may encounter difficulties maintaining existing retailer relationships. We typically operate pursuant to separate agreements with each of our retail partners. Our typical contract is for a set term, which typically ranges from one to three years and automatically renews until we or our partner gives notice of termination before a certain time prior to the end of the initial term or renewal period. However, there are variations on certain contract provisions with some of our retail partners, including product offerings, the service fee we pay each retail partner, frequency of service, and the ability to cancel the contract upon notice after a certain period of time. ACMI’s relationship with Wal-Mart, Inc. is governed by a contract that Wal-Mart, Inc. may terminate at any time, for any reason. Cancellation of this contract could seriously harm our entertainment services business and reputation. More generally, if we are unable to maintain or renew such contracts with our existing retail partners, our business, financial condition and results of operations could be significantly impaired.

We may be unable to continue to pay our retail partners a service fee that allows us to operate our coin-counting and entertainment services machines at historical levels of profitability.

We have faced and are currently facing ongoing pricing pressure from our current retail partners to increase the service fee we pay on coin and entertainment services or to make other financial concessions to win or retain business. If we are unable to respond effectively to ongoing pricing pressures, we may fail to retain certain of our retail partners. We have, in some cases, implemented new fee arrangements for our coin services. These fee arrangements are based on our evaluation of certain unique factors with the retailer, such as total revenue, e-payment capabilities, long-term non-cancelable contracts, installation of our machines in high traffic and/or urban or rural locations, new product commitments, co-op marketing incentives or other criteria. Together with other factors, these arrangements could increase our expenses relative to coin services significantly in future periods.

We may be unable to attract new retail partners and penetrate new markets and distribution channels.

In order to continue our coin-counting and entertainment services machine installation growth, we will need to attract new retail partners and develop operational or unit production cost efficiencies that make it feasible for us to penetrate lower density markets and/or new distribution channels. We cannot assure you that we will be able to attract new retail partners or that we will be able to drive down costs relating to the manufacture, installation or servicing of coin-counting or entertainment services machines to levels that would enable us to operate profitably in lower density markets. If we are unable to do so, our future operating results could be adversely affected.

We may be unable to identify and define product trends, as well as to anticipate, gauge, and react to changing consumer demands in a timely manner.

To be competitive, we need to develop new services that are accepted by the market and establish third-party relationships necessary to develop and commercialize such services. For example, toy and other products dispensed in our entertainment services units must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. If we misjudge the market for our toy products, we may be faced with significant excess inventories for some products and missed opportunities for other products. In addition, because we place orders for toy products well in advance of purchases by consumers, we could experience excess inventory if our consumers purchase fewer products than anticipated. In order to develop and commercialize new non-entertainment vending products or services, we will need to enhance the capabilities of our coin-counting and entertainment services machines and our network and establish market acceptance of such products or services. We cannot assure you that new or additional products or services that we may attempt to commercialize will be successful.

Competitive pressures could seriously harm our business, financial condition and results of operations.

Our coin-counting business faces competition from supermarket retailers, banks and other companies that purchase and operate coin-counting equipment from companies such as ScanCoin AB, Cummins-Allison Corporation and others, and who service such equipment themselves or through third parties. For example, in 2003, Safeway, Inc., then one of our largest coin-counting retail partners, decided to purchase and operate its own coin-counting machines. Other retail partners may choose to replace our coin-counting machines with self-installed machines. In addition, retailers, some of which have significantly more resources than us, may decide to enter the coin-counting business and some banks and other competitors already provide coin-counting free of charge or for an amount that yields very low margins or that may not generate a profit at all. An expansion of the coin-counting services provided by any of such competitors could materially and adversely affect our business and results of operations.

As a result of our acquisition of ACMI, we now compete with a number of regional and local operators of entertainment services equipment. Many of these competitors are engaged in aggressive expansion programs, and ACMI has experienced and we expect to continue to experience intense competition for new locations and acquisition candidates. We may be unable to compete effectively with these companies in the future. Our entertainment services equipment also competes with other vending machines, coin-operated entertainment devices, and seasonal and bulk merchandise for sites within retail locations. We cannot assure you that we will be able to maintain current sites in the retail locations or that we will be able to obtain sites in the future on attractive terms or at all. It is possible that a well-financed vending machine manufacturer or other vending machine operator with existing relationships with retail accounts could compete with us in certain markets or capture additional market share at our expense.

Defects or failures in our coin-counting machines’ operating system could harm our business.

The operation of our coin-counting machines depends on sophisticated software, computing systems and communication services that may contain undetected errors or may be subject to failures. These errors may arise particularly when new services or service enhancements are added. We have in the past experienced limited delays and disruptions resulting from upgrading or improving our operating systems. Future upgrades or improvements that may be necessary to expand and maintain our business could result in delays or disruptions that could have the effect of seriously harming our operations. We also rely on a long distance telecommunication network that is not owned by us and is subject to service disruptions. Further, while we have taken significant steps to protect the security of our network, security breaches may result from intentional acts of third parties or from computer viruses. Any service disruptions, whether due to errors or delays in our software or computing systems, interruptions or breaches in the communications network, or security breaches of the system, could seriously harm our business, financial condition and results of operations.

Lack of consumer confidence, whether real or perceived, in our coin-counting machines could harm our business.

The accuracy of the coin-counting functionality of our machines is important to consumers and our retail partners. The failure to maintain consumer confidence in our technology and systems could harm our business. Our inability to collect the data from our coin-counting machines could lead to a delay in processing coins and crediting the accounts of our retail partners for vouchers that have already been redeemed. Any loss or delay in collecting coin data could seriously harm our operations.

We may be unable to adequately protect or enforce our patents and other proprietary rights.

Our success depends, in part, on our ability to protect our intellectual property and maintain the proprietary nature of our technology through a combination of patents, licenses and other intellectual property arrangements, without infringing the proprietary rights of third parties. We have 58 United States and international patents relevant to aspects of self-service coin-counting, including: machine networking, fraud avoidance and voucher authentication, among others. We also have additional patent applications pending in the United States and several foreign jurisdictions directed to this technology.

Our patents may not be held valid if challenged, pending patent applications may not be issued, and other parties may claim rights in or ownership of our patents and other proprietary rights. Since many patent applications in the United States are not publicly disclosed until the patent is issued, others may have filed applications, which, if issued as patents, could cover our products or technology. Patents issued to us may be circumvented or fail to provide adequate protection of our technologies. Our competitors might independently develop or patent technologies that are substantially equivalent or superior to our technologies.

We also rely on trademarks, copyrights, trade secrets and other proprietary intellectual property to develop and maintain our competitive position. Although we protect our intellectual property in part by confidentiality agreements with our employees, consultants, vendors and corporate partners, these parties may breach these agreements. We may have inadequate remedies for any such breach and our trade secrets may otherwise become known or be discovered independently by our competitors. The failure to protect our intellectual property rights effectively or to avoid infringing the intellectual property rights of others could seriously harm our business, financial condition and results of operations.

Certain parties may assert claims of patent infringement or misappropriation against us based on current or pending United States and/or foreign patents, copyrights or trade secrets, or contract. If such claims were successful, our business could be harmed. Defending our company and our retail partners against these types of claims, regardless of their merits, could require us to incur substantial costs and divert the attention of key personnel. Parties making these types of claims may be able to obtain injunctive or other equitable relief, which could effectively block our ability to provide our coin-counting service and operate our coin-counting equipment in the United States and abroad. Such types of claims could also result in an award of substantial damages. If third parties have or obtain proprietary rights that our products infringe, we may be unable to obtain necessary licenses from others at a reasonable cost or at all. For example, we have from time to time engaged in discussions with a former supplier, ScanCoin AB, in an effort to clarify certain contract rights and obligations as well as ownership of certain of our intellectual property. In addition, if we instigate litigation to enforce our patents or protect our other proprietary rights, or to determine the validity and scope of other parties’ proprietary rights, such litigation could cause us to spend significant financial and management resources.

Our future operating results may fluctuate.

Our future operating results will depend significantly on our ability to continue to drive new and repeat consumer utilization of our coin-counting services and entertainment services equipment, our ability to develop and commercialize new products and services and the costs incurred to do so, and our ability to successfully integrate ACMI’s business into our operations. Our operating results have a history of fluctuating and may fluctuate in the future. Our future operating results also may fluctuate based upon many other factors, including:

•  the transaction fee we charge consumers to use our service,

•  the amount of service fees that we pay to our retail partners,

•  our ability to establish or maintain relationships with significant retail partners,

•  the commercial success of our retail partners, which could be affected by such factors as severe weather, strikes or general economic conditions,

•  fluctuations in revenue generated by our coin-counting and entertainment services equipment,

•  our ability to effectively manage the product mix of our entertainment services equipment to maximize consumer preferences,

•  fluctuations in interest rates, which affects our debt service obligations,

•  the timing of, and our ability to develop and successfully commercialize, product enhancements and new products,

•  the level of product and price competition,

•  our success in maintaining and expanding our network and managing our growth,

•  the successful operation of our coin-counting network,

•  activities of and acquisitions or announcements by competitors,

•  the impact from any impairment of goodwill related to our acquisitions,

•  fluctuations in consumer spending patterns, and

•  relationships with manufacturers and suppliers.

In addition, we have historically experienced seasonality in our coin services business, with highest revenues experienced in the third calendar quarter, followed by the fourth calendar quarter, and relatively lower revenues in the first half of the year. ACMI has also experienced seasonality, with peak revenues in the fourth quarter and periods surrounding the Easter holiday season. While our acquisition of ACMI may impact the historical seasonality of the coin-counting business to some degree, we expect our results of operations will continue to fluctuate both as a result of seasonal fluctuations and our revenue mix between relatively higher margin coin and e-payment services and relatively lower margin entertainment services.

We depend upon third-party manufacturers, suppliers and service providers.

We do not currently conduct manufacturing operations and depend, and will continue to depend, on outside parties to manufacture our coin-counting machines, entertainment services machines and key components of these machines. We intend to continue to expand our installed base for coin-counting units in North America and in the United Kingdom and for entertainment services units in the United States and Mexico. Such expansion may be limited by the manufacturing capacity of our third-party manufacturers and suppliers. Third-party manufacturers may not be able to meet our manufacturing needs in a satisfactory and timely manner. If there is an unanticipated increase in demand for coin-counting machine or entertainment services equipment installations, we may be unable to meet such demand due to manufacturing constraints.

We obtain some key hardware components used in the coin-counting machines and entertainment services equipment from a limited number of suppliers. We may be unable to continue to obtain an adequate supply of these components in a timely manner or, if necessary, from alternative sources. If we are unable to obtain sufficient quantities of components or to locate alternative sources of supply on a timely basis, we may experience delays in installing or maintaining coin-counting machines or entertainment services equipment, either of which could seriously harm our business, financial condition and results of operations.

We rely on third-party service providers for substantial support and service efforts that we currently do not provide directly. In particular, we contract with third-party providers to arrange for pick-up, processing and deposit of coins as well as limited servicing of our machines. We generally contract with a single transportation provider and coin processor to service a particular region and either party generally can terminate the contracts with advance notice ranging from 30 to 90 days. We do not currently have, nor do we expect to have in the foreseeable future, the internal capability to provide back-up coin processing service in the event of a sudden disruption in service from a commercial coin processor. Any failure by us to maintain our existing coin processing relationships or to establish new relationships on a timely basis or on acceptable terms would harm our business, financial condition and results of operations.

There are risks associated with conducting our businesses and sourcing goods internationally.

We currently have coin operations in Canada and the United Kingdom. We also now have entertainment services equipment operating in Mexico. We expect to continue increasing our deployment of both coin-counting machines and entertainment services equipment internationally. Exposure to exchange rate fluctuations, restrictions on the repatriation of funds, adverse changes in tax, tariff and trade regulations, difficulties with foreign distributors and difficulties in managing an organization outside the United States are risks that could seriously harm the development of our business and ability to operate our machines profitably.

In addition, substantially all of the plush toys and other products dispensed from our entertainment services machines are produced by foreign manufacturers, including a majority purchased directly from manufacturers in China. We purchase our other vending products indirectly from vendors who obtain a significant percentage of such products from foreign manufacturers. In 2003, ACMI transitioned its product fulfillment operations to a third-party distribution center in Shanghai, China. As a result, we are subject to changes in governmental policies, the imposition of tariffs, import and export controls, transportation delays and interruptions, political and economic disruptions and labor strikes that could disrupt the supply of products from such manufacturers. A reduction or interruption in supplies or a significant increase in the price of one or more supplies necessary for our toy manufacture could have a material adverse effect on our business. We also could be affected by labor strikes in the sea shipping, trucking and railroad industries. Such disruptions could interrupt supplies or increase our transportation costs and thereby reduce profit margins in a particular period.

Our business is subject to federal, state, local and foreign laws and government regulation.

Our current businesses are subject to federal, state, local and foreign laws and government regulation, including government regulation relating to coins, toy safety, child protection, vehicle safety, access to machines in public places, charitable fundraising, the transfer of money or things of value, weights and measures, gaming, sweepstakes, contests and consumer protection. The application of existing laws and regulations, changes in or enactment of new laws and regulations that apply or may in the future apply to our current or future products or services, changes in governmental authorities’ interpretation of the application of various government regulations to our business, or the failure or inability to gain and retain required permits and approvals could materially and adversely affect our business in the future.

In addition, certain jurisdictions may also require us to hold certain licenses, permits and approvals in connection with the operation of our coin-counting and entertainment services machines. For example, in Washington state, ACMI’s skill-crane machines are subject to the licensing requirements of the Washington State Gambling Commission. There can be no assurance that we will be granted all necessary permits or approvals in the future or that current permits and approvals will be renewed. Given the unique nature of our businesses and new products and services we may develop in the future, the application of various laws and regulations to our business is or in the future may be uncertain.

Recall of any of the products dispensed by our entertainment services units or by the entertainment services industry generally could adversely affect our entertainment services business.

Our entertainment services units, and the entertainment services industry generally, are subject to regulation by the Consumer Product Safety Commission and similar state and international regulatory authorities. The toys and other products dispensed from our entertainment services machines could be subject to involuntary recalls and other actions by such authorities. Concerns about product safety may lead us to voluntarily recall or discontinue offering selected products and may generally reduce consumers willingness to purchase the products distributed through our entertainment services business. For example, a 2004 recall of certain toy jewelry resulted in consumer avoidance of bulk vending generally. We believe that this development has adversely affected the bulk vending portion of our entertainment services business since the third quarter of 2004. We cannot assure you that our toy or other entertainment services products may not experience defects or errors after their production and sale to consumers. Such defects or errors could result in the rejection of our entertainment services products by consumers, damage to our reputation, lost sales, potential inventory valuation write-downs, excess inventory, diverted development resources and increased customer service and support costs, any of which could harm our business. Any such errors, defects or recalls may not be covered by insurance or cause our insurance costs to increase in future periods.

We may be subject to product liability claims if people or property are harmed by our products and services.

Some of the products we sell, especially through our entertainment services units, may expose us to product liability claims arising from personal injury, death or property damage. Any such product liability claim may result in adverse publicity regarding us, our entertainment service machines and the products we sell. Even if we successfully defend ourselves against this type of claim, we could be forced to spend a substantial amount of money in litigation expenses and our management could be required to spend valuable time in defending against these claims. Our vendors may not indemnify us against product liability. There is a risk that such claims or liabilities may exceed, or fall outside the scope of, our insurance coverage and we cannot be certain that insurance will continue to be available to us on economically reasonable terms, or at all. Any imposition of product liability could harm our business, financial condition and operating results.

Our stock price has been and may continue to be volatile.

Our stock price has fluctuated substantially since our initial public offering in July 1997. For example, during the last twelve months, the sale price of our common stock has ranged from $14.87 to $27.85 per share. The market price of our stock could decline from current levels or continue to fluctuate. The market price of our stock may be significantly affected by the following factors:

•  the termination, modification or non-renewal of one or more retail partner relationships,

•   operating results below market expectations and changes in, or our failure to meet, financial estimates of securities analysts or our own guidance,

•   trends and fluctuations in the use of our coin-counting and entertainment services machines,

•   period-to-period fluctuations in our financial results,

•   release of analyst reports,

•   announcements regarding the establishment, modification or termination of relationships regarding the development of new products and services,

•  announcements of technological innovations or new products or services by us or our competitors,

•  industry developments, and

•  economic or other external factors.

In addition, the securities markets have experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also seriously harm the market price of our common stock.

Acquisitions involve risks that could harm business and impair our ability to realize potential benefits from such acquisitions.

As part of our business strategy, we have in the past sought and may in the future seek to acquire or invest in businesses, products or technologies that we feel could complement or expand our business. We may be unable to adequately address the financial, legal and operational risks raised by acquisitions, which could harm our business and prevent us from realizing the projected benefits of the acquisitions. Further, the evaluation and negotiation of potential acquisitions, as well as the integration of an acquired business, will divert management time and other resources. In addition, we cannot assure you that any particular transaction, even if successfully completed, will ultimately benefit our business. Certain financial and operational risks related to acquisitions that may have a material impact on our business are:

•  use of cash resources and incurrence of debt and contingent liabilities in funding acquisitions,

•  stockholder dilution if an acquisition is consummated through an issuance of our securities,

•  amortization expenses related to acquired intangible assets and other adverse accounting consequences,

•  costs incurred in identifying and performing due diligence on potential acquisition targets that may or may not be successful,

•  difficulties and expenses in assimilating the operations, products, technology, information systems or personnel of the acquired company,

•  impairment of relationships with employees, retailers and affiliates of our business and the acquired business,

•  the assumption of known and unknown liabilities of the acquired company, including intellectual property claims, and

•  entrance into markets in which we have no direct prior experience.

In addition, acquisitions we make may have adverse accounting consequences or may result in or highly restrictive debt covenants. For example, in connection with our acquisition of ACMI, we recorded approximately $34.4 million of identifiable intangible assets, which will result in annual amortization expense of approximately $3.4 million over the next 10 years. In addition, we also recorded approximately $135.5 million of goodwill in connection with the ACMI acquisition that will not be amortized, but instead must be tested periodically for impairment. Any impairment of this goodwill in the future could result in substantial charges to our operating results. Finally, to finance our acquisition of ACMI, we entered into a senior secured credit facility that places substantial restrictions on our business operations. Any further acquisitions we may make may involve additional accounting charges or operational restrictions that may impact our future operating results.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. We are in the process of evaluating our internal procedures to satisfy the requirements of the Sarbanes-Oxley Act of 2002, which require management and our auditors to evaluate and assess the effectiveness of our internal controls. We are continuing to evaluate and, where appropriate, enhance our policies, procedures and internal controls. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation. In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect our financial condition. We cannot assure you that we will be able to complete the work necessary to fully comply with the requirements of the Sarbanes-Oxley Act, that our auditors will complete their review and assessment of our internal controls in a timely manner or that management or our auditors will conclude that our internal controls are effective.

Our anti-takeover mechanisms may affect the price of our common stock and make it harder for a third party to acquire us without the consent of our board of directors.

We have implemented anti-takeover provisions that may discourage takeover attempts and depress the market price of our stock. Provisions of our certificate of incorporation, bylaws and rights plan could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Delaware law also imposes some restrictions on mergers and other business combinations between us and any acquirer of 15% or more of our outstanding common stock. Furthermore, Washington law may impose additional restrictions on mergers and other business combinations between us and any acquirer of 10% or more of our outstanding common stock. These provisions may make it harder for a third party to acquire us without the consent of our board of directors, even if the offer from a third party may be considered beneficial by some stockholders.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our or our industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should not place undue reliance on these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.